Exhibit 99.1
Virco Reports Second Quarter Results

Virco Mfg. Corporation (VIRC)
September 10, 2015
Torrance, California (Business Wire)

•	Revenue up 15% for the quarter and 10% YTD

•	Gross profit for quarter increases 16% from $20.7 million to $24.0 million

•	Quarterly operating profit up 32% from $6.0 million to $7.9 million

Virco today announced financial results for its fiscal 2015 second quarter and YTD results for the six months ended July 31, 2015.

Reflecting a continuing recovery in its core public school furniture market, Virco’s revenue in the seasonally important second quarter (May, June, and July) increased 15% from $53.0 million last year to $61.1 million this year. Through six months, revenue was up 10% from $76.4 million in 2014 to $84.1 million in 2015.

Gross profit for the second quarter improved 15.9% from $20.7 million last year to $24.0 million this year. SG&A was up 9.8% from $14.7 million to $16.1 million, due primarily to a $700,000 bonus accrual based on management’s estimate that year-to-date trends are sufficiently strong to result in at least a partial achievement of the Company’s annual operating and bonus plan. Absent this accrual, (on a same-as-last-year basis), SG&A in the second quarter of fiscal 2015 would have been $15.4 million or 25.1% of sales, versus $14.7 million in fiscal 2014, or 27.6% of sales.

As a result of these efficiencies, operating profit for the quarter improved 32%, from $6.0 million in 2014 to $7.9 million this year. Year-to-date, operating profit more than doubled, from $2.5 million last year to $5.1 million this year. For readers new to Virco’s seasonal business cycle, the Company typically loses money in its seasonally light first and fourth quarters, which explains the apparent discrepancy between the second quarter and year-to-date figures.

As discussed in prior reports, the fiscal 2015 delivery cycle--especially the first three months of the year (February, March, and April)--was negatively impacted by inclement late-winter weather. However, a nationwide trend toward earlier start dates for public schools offset this delay by accelerating deliveries into a narrower window this summer.

Anticipating this demand, the Company concentrated its output and inventory stocking plans to support last-minute fill-in and replacement orders. Transportation equipment and logistics protocols were likewise adjusted to accommodate a compressed delivery cycle. As a result, robust deliveries in the second quarter were sufficient to boost year-to-date revenue 10% ahead of the prior year.

Commenting on the Company’s performance, Virco Chairman and CEO Robert Virtue said: “We’re very pleased to see funding for our core public school customers continue to recover. This is good not only for Virco, but for the country as a whole. And despite the significantly earlier start to this year’s public school calendar, which followed on the heels of an extended and record-setting winter in the Northeast and Midwest, we were able to make and deliver the furniture that schools needed to start on time.”

Virco President and COO Doug Virtue commented on the Company’s improved operating and financial efficiencies through the first half of fiscal 2015: “Because of our extensive direct history with a majority of the country’s public school districts, we were able to forecast and build the right product mix to respond to this year’s challenging delivery conditions. At a time when supply chains in other markets are being stretched, Virco was able to grow year-to-date shipments by almost 10% while reducing inventories by 9%. This allowed us to reduce borrowings under our seasonal line of credit with PNC Bank by a matching 9%.

“Our operations team performed very well in all critical areas: production, logistics, and last-mile field service and installation. This performance has returned the Company to meaningful profitability and built the foundation for growth into new markets.”

	Three Months Ended		Six Months Ended
	7/31/2015	7/31/2014	7/31/2015	7/31/2014
	(In thousands, except per share data)

Net sales	$61,072	$53,042	$84,120	$76,425
Cost of sales	37,076	32,346	51,930	47,699
Gross profit	23,996	20,696	32,190	28,726
Selling, general administrative & other expense	16,055	14,682	27,089	26,257
Operating income	7,941	6,014	5,101	2,469
Interest expense, net	453	505	750	834
Income before income taxes	7,488	5,509	4,351	1,635
Income tax expense	38	306	77	287
Net income	$7,450	$5,203	$4,274	$1,348
Net income per share - basic	$0.50	$0.35	$0.29	$0.09
Net income per share - diluted	$0.49	$0.35	$0.28	$0.09

Contact:

Virco Mfg. Corporation (310) 533-0474

Robert. A. Virtue, Chief Executive Officer
Robert Dose, CFO
Doug Virtue, President and COO

This news release contains "forward-looking statements" as defined by the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements regarding: business strategies; market demand and product development; order rates; absorption rates; economic conditions (including without limitation the prospects of economic recovery); the educational furniture industry; including the domestic market for classroom furniture; state and municipal bond funding; the rate of completion of bond funded construction projects; cost control initiatives; ability to respond to a recovery in our industry; structural spending; pricing; use of temporary workers; seasonality; marketing initiatives; and international markets. Forward-looking statements are based on current expectations and beliefs about future events or circumstances, and you should not place undue reliance on these statements. Such statements involve known and unknown risks, uncertainties, assumptions and other factors, many of which are out of our control and difficult to forecast. These factors may cause actual results to differ materially from those which are anticipated. Such factors include, but are not limited to: changes in general economic conditions including raw material, energy and freight costs; state and municipal bond funding; state, local and municipal tax receipts; order rates; the seasonality of our markets; the markets for school and office furniture generally; the specific markets and customers with which we conduct our principal business; the impact of cost-saving initiatives on our business; the competitive landscape, including responses of our competitors and customers to changes in our prices; demographics; and the terms and conditions of available financing sources. See our Annual Report on Form 10-K for the year ended January 31, 2015, and other materials filed with the Securities and Exchange Commission for a further description of these and other risks and uncertainties applicable to our business. We assume no, and hereby disclaim any, obligation to update any of our forward-looking statements. We nonetheless reserve the right to make such updates from time to time by press release, periodic reports or other methods of public disclosure without the need for specific reference to this press release. No such update shall be deemed to indicate that other statements which are not addressed by such an update remain correct or create an obligation to provide any other updates.
End of filing